Exhibit 99.1

ARGAN, INC. REPORTS THIRD QUARTER RESULTS

December 13, 2011 – ROCKVILLE, MD – Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the three and nine months ended October 31, 2011.

For the quarter ended October 31, 2011, net revenues were $43.6 million compared to $45.2 million during the quarter ended October 31, 2010. Gemma Power Systems (Gemma) contributed $41.3 million or 95% of net revenues from continuing operations in the third quarter of fiscal 2012, compared to $42.7 million or 94% of net revenues from continuing operations in the third quarter of fiscal 2011. The reduction in comparative net revenues was due primarily to the completion of the construction of a large gas-fired power plant in Northern California in the first quarter of the current year and the substantial completion of a gas-fired peaking facility in Connecticut in the second quarter. Since May 2011, Gemma has received notices to proceed on a new 800 MW gas-fired project near Desert Hot Springs, California, a 200 MW wind project in Illinois, a 49.9 MW biomass plant in Texas and a solar project in Massachusetts.

For the nine months ended October 31, 2011, net revenues were $85.9 million compared to $150.8 million during the nine months ended October 31, 2010. Gemma contributed $79.7 million or 93% of net revenues from continuing operations in the first nine months of fiscal 2012 compared to $144.5 million or 96% of net revenues from continuing operations in the first nine months of fiscal 2011.

The Company reported EBITDA (Earnings before interest, taxes, depreciation and amortization) from continuing operations of $4.0 million for the quarter ended October 31, 2011 compared to $4.5 million for the same prior year period. Gemma, for its segment, recorded $4.7 million in EBITDA for the third quarter of fiscal 2012 compared to $5.1 million in the third quarter of fiscal 2011. The Company reported EBITDA from continuing operations of $7.8 million for the nine months ended October 31, 2011 compared to $15.0 million for the same prior year period. Gemma, for its segment, recorded $10.1 million in EBITDA for the first nine months of fiscal 2012 compared to $17.9 million for the first nine months of fiscal 2011.

In the third quarter of fiscal 2012, the Company reported income from continuing operations before income taxes of $3.8 million compared to income from continuing operations before income taxes of $4.3 million in the third quarter of 2011.

For the first nine months of fiscal 2012, the Company reported income from continuing operations before income taxes of $7.2 million compared to income from continuing operations before income taxes of $14.2 million for the first nine months of fiscal 2011.

Net income for the quarter ended October 31, 2011 was $2.0 million or $0.15 per diluted share based on 13,744,000 diluted shares outstanding, compared to net income of $1.5 million or $0.11 per diluted share based on 13,669,000 diluted shares outstanding for the quarter ended October 31, 2010.

Net income for the nine months ended October 31, 2011 was $4.7 million or $0.34 per diluted share based on 13,715,000 diluted shares outstanding compared to net income of $6.9 million or $0.50 per diluted share based on 13,714,000 diluted shares outstanding for the nine months ended October 31, 2010.

In March 2011, Vitarich Laboratories, Inc. (VLI), a wholly owned subsidiary of Argan, sold substantially all of its assets to NBTY Florida, Inc. As a result, Argan is reporting VLI’s results for the three and nine months ended October 31, 2011 and 2010 as discontinued operations. Current results include the net proceeds of the sale transaction.

Argan incurred a loss on discontinued operations for the current quarter of $293,000 compared to a loss of $925,000 on discontinued operations in the same quarter in the preceding year. Argan realized income on discontinued operations for the first nine months of fiscal 2012 of $118,000 compared to a loss of $1,913,000 on discontinued operations in the first nine months of the preceding year.

Argan had consolidated cash of $138.0 million as of October 31, 2011 and was debt free. Consolidated working capital was approximately $72.8 million as of October 31, 2011.

Contract backlog as of October 31, 2011 was $431 million compared to $291 million as of January 31, 2011. Subsequent to quarter end, Gemma added an additional $17 million to backlog for a solar project in Massachusetts.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “Our net revenues have increased sequentially during each quarter of our fiscal year. Over the next several quarters, due to commencement of two large multi-year projects, we should see continued increases in net revenues.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann 301.315.0027	Arthur Trudel 301.315.9467

ARGAN, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
Net revenues
Power industry services	$41,269,000	$42,706,000	$79,678,000	$144,475,000
Telecommunications infrastructure services	2,328,000	2,523,000	6,254,000	6,308,000

Net revenues	43,597,000	45,229,000	85,932,000	150,783,000

Cost of revenues
Power industry services	35,248,000	35,999,000	65,807,000	122,568,000
Telecommunications infrastructure services	1,882,000	1,850,000	5,113,000	5,281,000

Cost of revenues	37,130,000	37,849,000	70,920,000	127,849,000

Gross profit	6,467,000	7,380,000	15,012,000	22,934,000
Selling, general and administrative expenses	2,735,000	3,121,000	7,868,000	8,759,000

Income from operations	3,732,000	4,259,000	7,144,000	14,175,000
Other income, net	33,000	22,000	84,000	29,000

Income from continuing operations before income taxes	3,765,000	4,281,000	7,228,000	14,204,000
Income tax expense	1,460,000	1,821,000	2,658,000	5,432,000

Income from continuing operations	2,305,000	2,460,000	4,570,000	8,772,000

Discontinued operations
Income (loss) on discontinued operations (including gains on disposal of $58,000 and $1,286,000 for the three and nine months ended October 31, 2011, respectively)	(365,000)	(1,433,000)	444,000	(2,922,000)
Income tax (expense) benefit	72,000	508,000	(326,000)	1,009,000

Income (loss) on discontinued operations	(293,000)	(925,000)	118,000	(1,913,000)

Net income	$2,012,000	$1,535,000	$4,688,000	$6,859,000

Earnings (loss) per share:
Continuing operations
Basic	$0.17	$0.18	$0.34	$0.65

Diluted	$0.17	$0.18	$0.33	$0.64

Discontinued operations
Basic	$(0.02)	$(0.07)	$0.01	$(0.14)

Diluted	$(0.02)	$(0.07)	$0.01	$(0.14)

Net income
Basic	$0.15	$0.11	$0.34	$0.50

Diluted	$0.15	$0.11	$0.34	$0.50

Weighted average number of shares outstanding
Basic	13,609,000	13,596,000	13,605,000	13,591,000

Diluted	13,744,000	13,669,000	13,715,000	13,714,000

Cash dividend declared per common share	$0.50	$—	$0.50	$—

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

Continuing Operations (unaudited)

	Three Months Ended October 31,
	2011	2010
Income from continuing operations	$2,305,000	$2,460,000
Interest expense	—	7,000
Income tax expense	1,460,000	1,821,000
Amortization of purchased intangible assets	87,000	88,000
Depreciation and other amortization	112,000	143,000

EBITDA	$3,964,000	$4,519,000

Reconciliations to EBITDA

Power Industry Services (unaudited)

	Three Months Ended October 31,
	2011	2010
Income before income taxes	$4,533,000	$4,915,000
Interest expense	—	7,000
Amortization of purchased intangible assets	87,000	88,000
Depreciation and other amortization	53,000	64,000

EBITDA	$4,673,000	$5,074,000

Reconciliations to EBITDA

Continuing Operations (unaudited)

	Nine Months Ended October 31,
	2011	2010
Income from continuing operations	$4,570,000	$8,772,000
Interest expense	—	32,000
Income tax expense	2,658,000	5,432,000
Amortization of purchased intangible assets	262,000	262,000
Depreciation and other amortization	344,000	507,000

EBITDA	$7,834,000	$15,005,000

Reconciliations to EBITDA

Power Industry Services (unaudited)

	Nine Months Ended October 31,
	2011	2010
Income before income taxes	$9,678,000	$17,347,000
Interest expense	—	32,000
Amortization of purchased intangible assets	262,000	262,000
Depreciation and other amortization	153,000	228,000

EBITDA	$10,093,000	$17,869,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	October 31, 2011	January 31, 2011
	(unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138,048,000	$83,292,000
Restricted cash	—	1,243,000
Accounts receivable, net of allowance for doubtful accounts	17,185,000	13,099,000
Costs and estimated earnings in excess of billings	5,661,000	1,443,000
Deferred income tax assets	292,000	91,000
Prepaid expenses and other current assets	4,882,000	520,000
Assets held for sale	383,000	6,354,000

TOTAL CURRENT ASSETS	166,451,000	106,042,000
Property and equipment, net of accumulated depreciation	1,268,000	1,478,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization	2,646,000	2,908,000
Deferred income tax assets	817,000	999,000
Other assets	26,000	14,000
Assets held for sale	—	625,000

TOTAL ASSETS	$189,684,000	$130,542,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,733,000	$8,555,000
Accrued expenses	6,217,000	13,035,000
Billings in excess of costs and estimated earnings	53,855,000	9,916,000
Dividend payable	6,804,000	—
Liabilities related to assets held for sale	—	1,362,000

TOTAL CURRENT LIABILITIES	93,609,000	32,868,000
Other liabilities	10,000	29,000

TOTAL LIABILITIES	93,619,000	32,897,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,612,060 and 13,602,227 shares issued at October 31 and January 31, 2011, respectively; and 13,608,827 and 13,598,994 shares outstanding at October 31 and January 31, 2011, respectively	2,042,000	2,040,000
Warrants outstanding	590,000	601,000
Additional paid-in capital	89,106,000	88,561,000
Retained earnings	4,360,000	6,476,000
Treasury stock, at cost; 3,233 shares at October 31 and January 31, 2011	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	96,065,000	97,645,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$189,684,000	$130,542,000

Note 1 – The condensed consolidated balance sheet as of January 31, 2011 has been derived from audited financial statements.